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EXHIBIT 11

WASHINGTON NATIONAL CORPORATION AND SUBSIDIARIES


COMPUTATION OF PER SHARE EARNINGS
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                                                                Year Ended December 31,
(000s omitted, except per share amounts)                      1996          1995          1994
                                                       ----------------------------------------
PRIMARY
  Average Shares:
    Average common shares outstanding                       12,270        12,194        12,144
    Assumed exercise of stock options                          168            56            81
  TOTAL AVERAGE SHARES                                      12,438        12,250        12,225

  Net Income Available to Common Shareholders:
    Income from continuing operations before
      Preferred Stock dividend requirement                 $32,327       $26,706       $24,615
    Dividend requirement on Preferred Stock                   (357)         (361)         (362)
    Income from continuing operations                       31,970        26,345        24,253
    Income (loss) from discontinued operations,
      net of tax                                           (25,999)        7,154         6,686
  NET INCOME AVAILABLE TO COMMON SHAREHOLDERS              $ 5,971       $33,499       $30,939

  Primary Earnings Per Share:
    Income from continuing operations                        $2.57         $2.15         $1.98
    Income (loss) from discontinued operations,
      net of tax                                             (2.09)         0.58          0.55
  NET INCOME PER SHARE                                       $0.48         $2.73         $2.53

FULLY DILUTED
  Average Shares:
    Average common shares outstanding                       12,270        12,194        12,144
    Assumed conversion of Preferred Stock                        -           269           271
    Assumed exercise of stock options                          176           176            81
  TOTAL AVERAGE SHARES                                      12,446        12,639        12,496

  Net Income Available to Common Shareholders:
    Income from continuing operations before
      Preferred Stock dividend requirement                 $32,327       $26,706       $24,615
    Dividend requirement on Preferred Stock                   (357)            -             -
    Income from continuing operations                       31,970        26,706        24,615
    Income (loss) from discontinued operations,
      net of tax                                           (25,999)        7,154         6,686
  NET INCOME AVAILABLE TO COMMON SHAREHOLDERS              $ 5,971       $33,860       $31,301

  Fully Diluted Earnings Per Share:
    Income from continuing operations                        $2.57         $2.11         $1.97
    Income (loss) from discontinued operations,
      net of tax                                             (2.09)         0.57          0.53
  NET INCOME PER SHARE                                       $0.48         $2.68         $2.50

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